As filed with the U.S. Securities and Exchange Commission on June 6, 2025.

Registration No. 333-285592

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Amendment No. 3
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

RICH SPARKLE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

_____________________________

British Virgin Islands	7380	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Portion 2, 12th Floor, The Center,
99 Queen’s Road Central,
Hong Kong
+852 3152 1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

With a Copy to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR Telephone: +852 3923 1111	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 Telephone: (212) 930-970

_____________________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933

Emerging growth Company ☒

If an emerging growth Company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing certain updated exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page, filing status of such exhibit, and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on May 27, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that we shall indemnify, hold harmless and exonerate against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)     is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)    is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful.

Pursuant to the indemnification agreements contained in the employment agreements and form of independent director agreement which have been filed as Exhibit 10.1, 10.2 and 10.4 to this registration statement, we agreed or will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

Founding Transactions and Shares Issuances

On May 28, 2024, 1 Ordinary Share was issued to Mr. Ka Wo, NG. The 1 Ordinary Share was further transferred by Mr. Ka Wo, NG to Superb on June 3, 2024.

On July 16, 2024, 25 Series A Preferred Shares were issued and allotted to FCGM Strategic Investment Pte. Ltd., a company incorporated in Singapore, and 99 Ordinary Shares were issued and allotted to Superb.

On July 31, 2024, Superb entered into Sale and Purchase Agreements with Next International Enterprises Limited, a company incorporated in the BVI. Pursuant to the Sales and Purchase Agreements, Superb is to sell, and Next International Enterprises Limited is to acquire, 4.8% equity interests in Rich Sparkle, at the consideration of HK$983,848 (approximately US$125,924). On the same date, Superb executed the instrument of transfers whereby Superb have transferred 6 Ordinary Shares, out of its 100 Ordinary Shares, to Next International Enterprises Limited.

On March 27, 2025, the 25 Series A Preferred Shares owned by FCGM Strategic Investment Pte. Ltd. were converted into 25 Ordinary Shares on a 1:1 basis.

On March 27, 2025, in contemplation of this Offering, Rich Sparkle redesignated each issued and unissued Series A Preferred Share into 25,000 Ordinary Share (“Share Redesignation”), such that the maximum number of shares the Company is authorized to issue became 50,000 ordinary shares with no par value each. On the same day, following the Share Redesignation, Rich Sparkle subdivided each issued and unissued Ordinary Share into 1,000 shares with no par value each, and all the subdivided shares shall be ranked pari passu in all respects with each other (“Share Subdivision”), such that Rich Sparkle became authorized to issue a maximum of 50,000,000 ordinary shares with no par value each. As a result of the Share Redesignation and the Share Subdivision, Rich Sparkle adopted the Memorandum and Articles of Association on March 27, 2025 and register the Memorandum and Articles of Association with the Registry of Corporate Affairs of the British Virgin Islands on March 28, 2025. Immediately after completion of the registration of the Memorandum and Articles of Association, Rich Sparkle cancelled the 125 Ordinary Shares in issue and re-issued 125,000 Ordinary Shares in aggregate to its shareholders as a consequence of the Share Redesignation and the Share Subdivision, whereby 94,000 Ordinary Shares, 25,000 Ordinary Shares and 6,000 Ordinary Shares were re-issued to Superb, FCGM and Next International Enterprises Limited, respectively. Immediately thereafter, Rich Sparkle further issued an aggregate of 11,125,000 Ordinary Shares to its shareholders on a pro rata basis proportional to the shareholders’ then existing equity interests (collectively refers as the “Pro Rata Share Issuance”), whereby 8,366,000 Ordinary Shares, 2,225,000 Ordinary Shares and 534,000 Ordinary Shares were issued to Superb, FCGM and Next International Enterprises Limited, respectively, which has been treated as a share split. Upon completion of the Pro Rata Share Issuance, Rich Sparkle is owned as to 8,460,000 Ordinary Shares, 2,250,000 Ordinary Shares and 540,000 Ordinary Shares by Superb, FCGM and Next International Enterprises Limited, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits

See Exhibit Index of this registration statement.

EXHIBIT INDEX

Exhibit No.	Description of document
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant
4.1**	Specimen Certificate for Ordinary Shares
5.1**	Opinion of Ogier regarding the validity of ordinary shares being registered
5.2**	Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)
5.3**	Opinion of China Commercial Law Firm as to certain PRC law matters
5.4**	Opinion of David Fong & Co. as to certain Hong Kong law matters
10.1**	Employment Agreement between the Registrant and Tsz Keung, CHAN, Registrant’s Chief Executive Officer
10.2**	Employment Agreement between the Registrant and Sze Lok, WONG, Registrant’s Chief Financial Officer
10.3**	Employment Agreement between ANPA Financial Services Group Limited and Sze Lok, WONG
10.4**	Form of Independent Director Agreement by and between the Registrant and its Independent Director
10.5**	Tenancy Agreement of Portion of 12th Floor of The Center, No. 99 Queen’s Road Central, Hong Kong

Exhibit No.	Description of document
21.1**	List of Subsidiaries of the Registrant
23.1*	Consent of Wei, Wei & Co., LLP.
23.2**	Consent of Ogier (included in Exhibits 5.1)
23.3**	Consent of David Fong & Co. (included in Exhibit 5.4)
23.4**	Consent of China Commercial Law Firm
23.5**	Consent of China Insights Industry Consultancy Limited
24.1	Power of Attorney (included in signature page hereto)
99.1**	Code of Business Conduct and Ethics
99.2**	Director Nominee Consent of Ho Wa, CHA
99.3**	Director Nominee Consent of Wing Shan, SIU
99.4**	Director Nominee Consent of Chi Yung, LO
99.5**	Form of Charter of the Audit Committee
99.6**	Form of Charter of the Nominating and Corporate Governance
99.7**	Form of Charter of the Compensation Committee
107**	Filing Fee Table

____________

*        Filed herein.

**      Previously filed.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on June 6, 2025.

RICH SPARKLE HOLDINGS LIMITED
By:	/s/ Tsz Keung CHAN
Name:	Tsz Keung, CHAN
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ka Wo NG	Chairman and Director	June 6, 2025
Ka Wo, NG	(Principal Executive Officer)
/s/ Tsz Keung CHAN	Chief Executive Officer	June 6, 2025
Tsz Keung, CHAN	(Principal Executive Officer)
/s/ Sze Lok WONG	Chief Financial Officer	June 6, 2025
Sze Lok, WONG	(Principal Financial and Accounting Officer)
/s/ Ho Wa CHA	Independent Director Nominee	June 6, 2025
Ho Wa, CHA
/s/ Wing Shan SIU	Independent Director Nominee	June 6, 2025
Wing Shan, SIU
/s/ Chi Yung LO	Independent Director Nominee	June 6, 2025
Chi Yung, LO

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Rich Sparkle Holdings Limited, has signed this registration statement in New York, on June 6, 2025.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.